Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is dated as of January 9, 2023 (the “Agreement”) between IMAX CHINA (HONG KONG) LIMITED (the “Company”) and DANIEL WADE MANWARING (the “Executive”).
WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company; and
WHEREAS, the Company and the Executive have agreed to formalize the terms and conditions which will govern the Executive’s employment with the Company, all as set out in this Agreement;
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
Article I – TERM
I.1Term
This Agreement shall commence on and shall be deemed effective as of January 9, 2023 (the “Commencement Date”) and the Executive’s employment with the Company shall terminate on the earlier to occur of (a) the termination of the Executive’s employment pursuant to Article IV of this Agreement, or (b) December 31, 2025.
Article II – EMPLOYMENT: POSITION AND DUTIES
II.1Position
Subject to the terms and conditions set out in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company and to serve the Company, in the position of Chief Executive Officer.
II.2Duties and Reporting
Reporting to Rich Gelfond, Chairman of the Board of IMAX CHINA HOLDING, INC., (“IMAX China”), the Executive shall be responsible for the day-to-day management of the business and operations of IMAX China, as well as to perform all duties and responsibilities consistent with his position as may be assigned to him by the Company from time to time.
II.3Compliance
The Executive agrees to abide by the confidentiality and non-competition agreement he has entered into with the Company, the Company’s Code of Ethics and Business Conduct, the Company’s Anti-Bribery and Anti-Corruption Policy, IMAX Corporation Insider Trading

Policy, IMAX China Insider Trading Policy, and IMAX China Protocol for Reporting Suspected Violations of Code of Business Conduct and Ethics.
Article III– COMPENSATION AND BENEFITS
III.1Base Salary
The Executive’s base salary will be $600,000 USD, less applicable withholding taxes and deductions.
III.2Bonus
The Executive shall be eligible to participate in the IMAX China bonus program, with a target bonus equal to 40% of Executive’s annual base salary. Calculation of this bonus is based on both Company performance and personal performance. Any bonus payment shall be at the discretion of the Company, and eligibility is subject to employment on the day of payment.
III.3Benefits
During his employment with the Company, the Executive shall be eligible to participate in the Company’s benefit plans consistent with benefits given to senior executives at the Company.
III.4Vacation
The Executive will be entitled to receive vacation time of twenty (20) days per year, subject to proration based on partial years of service.
III.5Equity
The Executive will receive an annual equity award under the IMAX China Rules of the Post-IPO Restricted Share Unit Scheme and Rules of the Post-IPO Performance-based Restricted Share Unit Scheme with an aggregate grant date monetary value of $700,000 USD. The vehicles, mix of RSUs, PSUs, and/or other equity vehicles, grant timing and vesting schedules for any annual grant will be consistent with the Company’s standard process and grants given to other senior executives at the time. All grants are subject to the terms and conditions of the IMAX China equity plans, including the requirement that Executive be employed by the Company on each applicable grant date. Notwithstanding the above, Executive’s initial 2023 equity grant shall have an aggregate grant date monetary value of $725,000 USD.
III.6Signing Bonus
As soon as practicable after the Commencement Date, the Executive shall receive a one-time cash payment of $75,000 USD, which Executive agrees to repay to the Company if he resigns before December 31, 2023.

III.7Allowance
The Executive will be entitled to an annual allowance of USD217,200, which the Executive may apply toward his housing in Shanghai, a car and a driver for his use in Shanghai, and reimbursement of tuition fees for his children to attend school in Shanghai.
III.8Moving Costs
The Company will reimburse the Executive for the costs of relocating from Beijing to Shanghai.
III.9Tax Advice
The Company will provide the Executive with a tax advisor at the Company’s cost.
III.10Tax Treatment
The parties understand that the People’s Republic of China (the “PRC”) may end the policy providing preferential tax treatment to foreigners in relation to expenses for housing, education and home visits, etc. on or after January 1, 2024. If the relevant PRC authorities announce a material change to the current policy, the parties hereby agree to discuss and decide in good faith how to address Executive’s incremental tax payment on the earlier of (a) the thirtieth (30th) day after the announcement of the change; or (b) November 30 of the year prior to the effective date of the announced change.
III.11Currency
Executive’s salary and bonus shall be paid in United States currency. Executive’s allowances shall be made in the USD amounts listed herein.
Article IV– TERMINATION OF EMPLOYMENT
IV.1Termination by the Company
The Company may terminate the Executive’s employment at any time, with or without cause. If the Company terminates the Executive’s employment without cause, the Executive will receive either (a) four months of notice or (b) severance pay of base salary and allowances for the lesser of (i) four months, or (ii) the remaining term of this Agreement. In the event of a termination by the Company for cause, the Executive will not be entitled to any notice period or any severance payment, and all compensation, entitlements, allowances and benefits provided hereunder will terminate on the termination date.
IV.2Termination by the Executive
The Executive may terminate his employment with the Company at any time, if he gives the Company no less than three months of written notice. If the Executive terminates his employment, all entitlements, allowances and benefits provided hereunder will terminate on the termination date.
IV.3Resignation as Director and Officer
The Executive covenants and agrees that, upon any termination of his employment, however caused, he shall forthwith tender his resignation from all offices and directorships then held by the Executive at the Company or any of its affiliates, such resignation to be effective upon the termination date. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices and directorships and the Company is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.
Article V– MISCELLANEOUS
V.1Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
V.2Entire Agreement
This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.
V.3Governing Law
This Agreement shall be construed in accordance with and governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above written.

IMAX CHINA (HONG KONG) LIMITED

By: /s/ Jessie Chou
Name: Jessie Chou
Title: Chief Marketing Office

By: /s/ Jim Athanasopoulos
Name: Jim Athanasopoulos
Title: Chief Financial Officer & Chief Operating Officer
DANIEL WADE MANWARING
/s/ Daniel Wade Manwaring